EXHIBIT 99.7

                  3D SYSTEMS ANNOUNCES EUROPEAN OPERATIONS TEAM

VALENCIA, Calif.--(BUSINESS WIRE)--Nov. 18, 1999--3D Systems Corp. (Nasdaq:TDSC
- news) today announced its newly formed European operations team headed by Grant Flaharty, vice president and general manager of 3D Systems Europe.

As part of the company's reorganization, it was previously announced that the European operation would become a single business entity, with corporate and branch offices in various countries. To this effect, the European operations will now have headquarters in the United Kingdom, with individual subsidiaries in Germany, France and Italy. Spain will become a representative office of the United Kingdom.

"These changes to the corporate structure will ensure a unified approach to this exciting and rapidly growing segment of the business," stated Flaharty.

"We have also made changes to our sales organization to recognize two distinct focuses -- the more mature markets in Germany, the U.K. and Italy; and secondly, the emerging markets," he continued. Oliver Edelmann, director of Sales, and Robert Baumgartner, vice president of Emerging Markets, will assume leadership over these respective critical markets.

Customer service needs in the various regions throughout Europe, the Middle East, India, Africa and South America will be addressed by Harald Kessler, in the newly created position of director of European Field Services and Central Operations. Peter Samra, formerly the operations director for the Northern Region, will assume a new role as the director of European Operations.

In addition, Michael Cohen will assume the newly created position of director of European Commerce and Finance. This organization will include Europe's sales order administration, imports, customs and daily operations.

Human resource activities, which had previously been operating on a country-by-country basis, will now be handled by Sabine Griesheimer, European Human Resources manager.

"The new infrastructure takes into consideration the growth within the European region over the past two years, and the anticipated growth in the year 2000 and beyond," said Flaharty. "The formation of this team will allow us to focus our resources across the European markets and organizations, along with supporting our customers and employees."

Under Flaharty's direction, the marketing team intends to enhance business development through integrated business solutions and enhancing customer relationships.

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3-D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop and manufacture products.

The company also licenses the 3D Keltool(R) process, a commercially proven moldmaking solution that produces prototype, bridge and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786, ext. 723, or visit the company's Web site at www.3dsystems.com.

Except for the historical information contained in this news release, the matters discussed include forward-looking statements that involve risks and uncertainties including: the ability of the company to successfully implement and carry out its new strategic operating plan, and the success of that plan; the availability and acceptance of new products; the impact of competitive products and pricing; the ability of the company to continue to contain expenses; dependence on key personnel; industrywide domestic and international economic conditions; and other risks detailed in the company's Securities and Exchange Commission reports on Form 10-K for the year ended Dec. 31, 1998, and reports on Form 10-Q filed by the company with the SEC during the current fiscal year.

Note to Editors: 3D Systems and SLA are trademarks, and 3D Keltool and the 3D logo are registered trademarks, of 3D Systems.

Contact:

     3D Systems Corp., Valencia
     Mary Woods, 661/295-5600, ext. 2508
                 woodsm@3dsystems.com
     Brian Service, 661/295-5600, ext. 2216
                 serviceb@3dsystems.com